TERM SHEET

Filed Pursuant to Rule 433

Registration No. 333-200922

December 10, 2015

$850,000,000

5.850% Senior Notes due 2025

TERM SHEET

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated December 10, 2015, filed as part of Registration Statement No. 333-200922.

$850,000,000

5.850% Senior Notes due 2025

Issuer:	Devon Energy Corporation (Bloomberg Ticker: “DVN”)
Ratings*:	Baa1 (Negative Watch) Moody’s / BBB+
(Negative Outlook) S&P / BBB+ (Stable) Fitch
Securities:	$850,000,000 5.850% Senior Notes due 2025
Legal Format:	SEC-registered (global) (No. 333-200922)
CUSIP / ISIN No.:	25179M AV5 / US25179MAV54
Trade Date:	December 10, 2015
Expected Settlement Date:	December 15, 2015 (T+3)
Maturity Date:	December 15, 2025
Coupon:	5.850% per annum (payable semi-annually)
Interest Payment Dates:	June 15 and December 15, beginning June 15, 2016
Benchmark Treasury:	2.250% due November 15, 2025
Benchmark Treasury Yield:	2.231%
Spread to Benchmark Treasury:	+362.5 basis points
Yield to Maturity:	5.856%
Price To Public:	99.955% of principal amount
Make Whole Call:	The greater of 100% of principal amount or discounted present value, calculated as if the Maturity Date was September 15, 2025, at the Adjusted Treasury Rate plus 55 bps (0.55%)
Par Call:	On and after September 15, 2025

Gross Proceeds (before underwriting

discounts and expenses):	$849,617,500
Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Senior Co-Managers:	Barclays Capital Inc.
BMO Capital Markets Corp.
CIBC World Markets Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

*An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such materials and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

United Arab Emirates

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out above. The information contained in this prospectus supplement and the accompanying prospectus does not constitute a public offer of notes in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial adviser. This prospectus supplement and the accompanying prospectus are provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.